Exhibit 99.1

NovaBay Pharmaceuticals Plan of Compliance Accepted by NYSE

EMERYVILLE, Calif. (July 1, 2019) – NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY), a biopharmaceutical company focusing on commercializing Avenova® for the domestic eye care market, announces that the New York Stock Exchange (NYSE) has accepted the Company’s plan to regain compliance with the NYSE American’s continued listing standards. As previously disclosed, the NYSE notified the Company on April 12, 2019 and May 16, 2019 that it was out of compliance with Exchange listing requirements.

Based upon a review of the compliance plan and information submitted on May 11, 2019 by NovaBay, the Exchange determined that the Company made a reasonable demonstration of its ability to make substantial progress toward regaining compliance by October 12, 2020.

“We are pleased that our compliance plan has been accepted by the exchange,” said Justin Hall, NovaBay’s President and CEO. “We have successfully completed our two near-term strategies: the launch of Avenova® Direct on Amazon and our cost reduction plan. We are excited by our new forward momentum.”

About NovaBay Pharmaceuticals, Inc.: Going Beyond Antibiotics®

NovaBay Pharmaceuticals, Inc. is a biopharmaceutical company focusing on commercializing and developing its non-antibiotic anti-infective products to address the unmet therapeutic needs of the global, topical anti-infective market with its two distinct product categories: the NEUTROX® family of products and the AGANOCIDE® compounds. The Neutrox family of products includes AVENOVA® for the eye care market, NEUTROPHASE® for wound care market, and CELLERX® for the aesthetic dermatology market. The Aganocide compounds, still under development, have target applications in the dermatology and urology markets.

Forward-Looking Statements

This release contains forward-looking statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding our NYSE American listing status, our future momentum, online sales and generally the company’s expected future financial results. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to our ability to remain a publicly listed company, maintain the support of our majority shareholders, and ability to adhere to our approved NYSE compliance plan. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay’s latest Form 10-Q/K filings with the Securities and Exchange Commission, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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Avenova Purchasing Information

For NovaBay Avenova purchasing information:

Please call 800-890-0329 or email sales@avenova.com.

www.Avenova.com

NovaBay Contact

Justin Hall

President and Chief Executive Officer

510-899-8800

jhall@novabay.com

Investor Contact

LHA Investor Relations

Jody Cain

310-691-7100

jcain@lhai.com

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